EXHIBIT 3.4

Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20100100655-60
Filing Date and Time 02/17/2010 2:01 PM
Entry Number E0580752006-0

Certificate of Designation (Pursuant to NRS 78.1955)

Certificate of Designation For
Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1.  Name of corporation:

Tone in Twenty

2.  By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The shares of the series of preferred stock created and authorized by this Resolution shall be designated “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The total number of authorized shares constituting the Series A Preferred Stock shall be 833,333. The number of shares constituting this series of preferred stock of the Corporation may be increased or decreased at any time, from time to time, in accordance with applicable law up to the maximum number of shares of preferred stock of the Corporation; provided, however, that no decrease shall reduce the number of shares of this series to a number less than that of the then-outstanding shares of Series A Preferred Stock. The stated par value of the Series A Preferred Stock shall be $0.001 per share. Shares of the Series A Preferred Stock shall be dated the date of issue.  (Continued on attachment)

3.  Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4:  Signature: (required)

/s/ John Dean Harper, Secretary
Signature of Officer

Filing Fee:  $175.00

IMPORTANT:  Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

CERTIFICATE OF DESIGNATION
OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
TONE IN TWENTY
________________________________________

Pursuant to Section 78.1955 of the
Nevada Revised Statutes
________________________________________

The undersigned does hereby certify that pursuant to the authority conferred upon the Board of Directors of TONE IN TWENTY, a Nevada corporation (the “Corporation”), by its Articles of Incorporation, as amended, and Section 78.315 of the Nevada Revised Statutes, the Board of Directors, by unanimous written consent, duly approved and adopted the following resolution (referred to herein as the “Resolution”):

RESOLVED, that pursuant to the authority conferred on the Board of Directors of the Corporation (“Board of Directors”) by  the Articles of Incorporation of the Corporation (the “Articles”), and in recognition of the fact that the Certificate of Amendment filed on February 23, 2007 designated the Series A Convertible Preferred Stock, the Board of Directors hereby confirms and further defines and, authorizes the issuance of a series of preferred stock, par value $0.001 per share, of the Corporation, consisting of up to 833,333 shares (after adjusting for the 1 for 6 reverse split which was effected on June 25, 2009, and hereby fixes the voting powers, designations, preferences, and relative, optional and other special rights, and qualifications, limitations, and restrictions thereof, of the shares of such series, in addition to those set forth in the Articles, as follows:

SECTION 1. DESIGNATION OF SERIES A CONVERTIBLE PREFERRED STOCK. The shares of the series of preferred stock created and authorized by this Resolution shall be designated “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The total number of authorized shares constituting the Series A Preferred Stock shall be 833,333. The number of shares constituting this series of preferred stock of the Corporation may be increased or decreased at any time, from time to time, in accordance with applicable law up to the maximum number of shares of preferred stock authorized under the Articles, less all shares at the time authorized of any other series of preferred stock of the Corporation; provided, however, that no decrease shall reduce the number of shares of this series to a number less than that of the then-outstanding shares of Series A Preferred Stock. The stated par value of the Series A Preferred Stock shall be $0.001 per share. Shares of the Series A Preferred Stock shall be dated the date of issue.

SECTION 2. DIVIDEND RIGHTS.   The holders of shares of Series A Preferred Stock shall not be entitled to receive any dividends

SECTION 3. LIQUIDATION RIGHTS.   The holders of shares of Series A Preferred Stock shall not have any liquidation rights.

SECTION 4. VOTING RIGHTS. The holders of Series A Preferred Stock shall not be entitled to (a) any voting rights with respect to the Series A Preferred Stock or (b) notice of any meeting of the shareholders of the Corporation, except in each case to the extent specifically required by Nevada law.

SECTION 5.  CONVERSION RIGHTS.

5.1           Conversion of Series A Preferred Stock Into Common Stock. At any time and from time to time after the issuance of the Series A Preferred Stock, any holder thereof may convert any or all of the shares of Series A Preferred Stock held by such holder at the ratio of two hundred (200) shares of Common Stock for every one (1) share of Series A Preferred Stock converted (the “Conversion Rate”), provided, however, the Company shall not effect any conversion of the Series A Preferred Stock or any other preferred stock or warrant held by a holder of Series A Preferred Stock (a “Holder”), and no such Holder shall have the right to convert any Series A Preferred Stock or any other preferred stock or warrant held by such Holder, to the extent that after giving effect to such conversion, the beneficial owner of such shares (together with such beneficial owner’s affiliates) would beneficially own in excess of 4.9% of the shares of the Common Stock outstanding immediately after giving effect to such conversion or exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by a beneficial owner of Series A Preferred Stock held by such beneficial owner and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock, any other preferred stock and warrant held by such Holder with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) conversion of the remaining, nonconverted Series A Preferred Stock beneficially owned by such beneficial owner and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such beneficial owner and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Section 5.1, in determining the number of outstanding shares of Common Stock a Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-Q, Form 10-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of any Holder, the Company shall within two business days confirm orally and in writing to any such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Series A Preferred Stock, any other preferred stock and warrant held by a Holder, by such Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

5.2           Conversion Procedure.

(a)           Notice and Surrender of Certificates. Any holder of shares of Series A Preferred Stock desiring to convert any portion thereof into shares of Common Stock shall give written notice that such holder elects to convert a stated number of Series A Preferred Stock into Common Stock (the “Conversion Notice”) and shall surrender each certificate representing the Series A Preferred Stock to be converted, duly executed in favor of the Corporation or in blank accompanied by proper instruments of transfer, at the principal business office of the Corporation (or at such other place as may be designated by Corporation). The Conversion Notice shall set forth the name or names (with the address or addresses) in which the certificate or certificates for shares of the Common Stock shall be issued.

(b)           Effective Time of Conversion. To the extent permitted by law, the conversion of the Series A Preferred Stock pursuant to this Section 5.2 into Common Stock shall be deemed to have been effected immediately prior to the close of business on the date on which all the conditions in Section 5.2(a) of this Resolution have been satisfied, and at such time the rights of the holder of such shares of Series A Preferred Stock so converted shall cease, and the person or persons in whose name any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the share of Common Stock represented thereby. The date on which the conversion of the Series A Preferred Stock pursuant to this Section 5.2 into Common Stock shall be deemed to have been effected is hereinafter referred to as the “Effective Conversion Date”.  Except as otherwise provided herein, no payment or adjustment shall be made in respect of the Common Stock delivered upon conversion of the Series A Preferred Stock.

(c)           Issuance of Common Stock Certificates. As soon as practicable after the Effective Conversion Date, the Corporation shall issue and deliver, or cause to be issued and delivered, to the converting holder a certificate or certificates for the number of whole shares of Common Stock issuable by reason of the conversion of such shares of Series A Preferred Stock, registered in such name or names and such denominations as the converting holder has specified, subject to compliance with applicable laws to the extent such designation shall involve a transfer. In case the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered for conversion pursuant to this Section 5.2 exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder thereof a new certificate for the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered that are not to be converted.

5.3           Adjustments to Conversion Rate.

(a)           Subdivision or Combination of Common Stock. If the Corporation at any time: (i) pays a dividend or makes a distribution on its Common Stock in shares of Common Stock, (ii) subdivides (by stock split, recapitalization, or otherwise) its outstanding Common Stock into a greater number of shares, or (iii) combines (by reverse stock split or otherwise) its outstanding Common Stock into a smaller number of shares, then the Conversion Rate in effect at the time of the record date for such dividend or distribution, or the effective date of such subdivision or combination, shall be proportionately adjusted immediately thereafter so that the holder of any shares of the Series A Preferred Stock surrendered for conversion after such event will receive the kind and amount of shares that such holder would have received if the Series A Preferred Stock had been converted immediately prior to the happening of the event. Such adjustment shall be made successively whenever any of the events referred to in this Section 5.3(a) occur.

5.4           Reservation of Shares of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized and unissued shares of Common Stock, such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all shares of the Series A Preferred Stock from time to time outstanding, but shares of Common Stock held in the treasury of the Corporation may, at the discretion of the Corporation, be delivered upon any conversion of the Series A Preferred Stock.

RESOLVED FURTHER, that the President and the Secretary of the Corporation hereby are authorized and directed to prepare, execute, verify, file and record a certificate of designation of preferences in accordance with the foregoing resolutions and the provisions of the Nevada Revised Statutes.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its President and attested by its Secretary this 16th day of February, 2010.

TONE IN TWENTY

By: /s/ John Dean Harper
John Dean Harper, President

Attested to by:

By: /s/ John Dean Harper
John Dean Harper, Secretary